                                                                     EXHIBIT 5.1
                                                                     -----------



                                November 19, 2001


Cable Design Technologies Corporation
Foster Plaza 7
661 Andersen Drive
Pittsburgh, PA 15220

               Re: Shares of Common Stock, $.01 par value
                   --------------------------------------

Ladies and Gentlemen:

               We are acting as counsel to Cable Design Technologies Corporation, a Delaware corporation (the "Registrant"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-8 (the "Registration Statement") pertaining to the registration of a proposed offering of up to 1,800,000 shares of the Registrant's Common Stock, $.01 par value per share (the "Common Stock") pursuant to the Registrant's 2001 Long-Term Performance Incentive Plan.

               We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (i) Restated Certificate of Incorporation and the Bylaws of the Registrant, each as amended to the date hereof; and (ii) certain resolutions adopted by the Board of Directors of the Registrant. In addition, we have made such other and further investigations as we have deemed necessary to enable us to express the opinions hereinafter set forth.

               Based upon the foregoing and having regard to legal considerations that we deem relevant, and subject to the comments and qualifications set forth below, it is our opinion that the Common Stock has been duly authorized.

               For purposes of this opinion, we have with your permission made the following assumptions, in each case without independent verification: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the authenticity of the originals of all documents submitted to us as copies,
(iv) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, (v) the authority of such persons signing all documents on behalf of the parties thereto and (vi) the due authorization, execution and delivery of all documents by the parties thereto.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder.

               We do not find it necessary for purposes of this opinion to cover, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the offering and sale of the Common Stock.

               This opinion shall be limited to the General Corporation Law of the State of Delaware.

               This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                                Very truly yours,

                                                /s/ Kirkland & Ellis


                                                KIRKLAND & ELLIS

                                       I-2